                                                        EXHIBIT NO. 99.9(b)


                             PROXY SERVICES AGREEMENT


       THIS PROXY SERVICES AGREEMENT is made this 8th day of December, 1993 by and between MFS Union Standard Trust, a Massachusetts business trust (the "Trust") on behalf of its various series as currently in existence and as established from time to time, and American Capital Strategies Ltd., a Maryland corporation ("ACS").


                                W I T N E S S E T H :

       WHEREAS, ACS and Massachusetts Financial Services Company, a Delaware Corporation ("MFS"), have entered into a Services and Maintenance Agreement dated September 1, 1993 (the "Services Agreement") pursuant to which ACS has agreed, among other things, to develop, maintain and administer a list of companies which will meet certain quantitative and qualitative guidelines relating to a company's sensitivity to the U.S. labor movement (the "LSI"), to establish and generally administer the activities of a Labor Advisory Board (the "LAB") which will assist ACS with respect to the development, refinement and application of such quantitative standards and in the development and refinement of the LSI, and to calculate and furnish to MFS the performance of the LSI; and

       WHEREAS, the Trust and MFS intend to enter into an Investment Advisory Agreement pursuant to which MFS will provide the Trust with certain business management services as specified therein and which contemplates that ACS shall perform certain proxy services on behalf of the Trust pursuant to this Agreement;

       NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

       1. EXERCISE OF PROXY RIGHTS. ACS shall determine, taking into account the AFL-CIO Proxy Voting Guidelines attached hereto as Exhibit A to the extent such Guidelines do not conflict with legal obligations to the Trust's investors, the manner in which voting rights pertaining to the Trust's portfolio securities (collectively, "Proxy Rights") shall be exercised and shall duly exercise all Proxy Rights in a timely fashion; PROVIDED, HOWEVER, that should the Board of Trustees of the Trust at any time make any determination as to the exercise of any specific Proxy Right and notify ACS thereof in writing (a "Trustee Determination"), ACS shall be bound by such Trustee Determination for the period, if any, specified in such notice or until similarly notified that such Trustee Determination has been revoked or revised. The Trust shall cause its custodian, State Street Bank and Trust Company ("State Street"), to provide ACS with such proxy material and other correspondence necessary in order for ACS to exercise the Proxy Rights (collectively, "Proxy Materials") promptly after its receipt of the Proxy Materials. The Trust shall cause MFS to provide ACS with such information as to portfolio holdings of the Trust as ACS may require in order to make timely filings under Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder as required on account of ACS's exercise (or right to exercise) the Proxy Rights.

       2. LIMITATION OF LIABILITY. ACS shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or failure to act hereunder, except for willful misfeasance, bad faith or negligence in the performance of its duties hereunder, or by reason of reckless disregard of its obligations and duties hereunder.

       3. TERMINATION. The term of this Agreement shall commence on the date hereof and shall continue thereafter until the sooner to occur of (a) the termination of the Services Agreement pursuant to its terms, or (b) the 30th day after written notice is provided by the Trust to ACS of the Trust's intention to terminate this Agreement.

       4. GOVERNING LAW. This Agreement shall be construed in accordance with the internal laws of The Commonwealth of Massachusetts as such laws are applicable to contracts that are entered into and are fully performed within The Commonwealth of Massachusetts.

       5. NOTICES. All notices required or permitted to be sent under this Agreement shall be sent, if to ACS:

               American Capital Strategies Ltd.
               3 Bethesda Metro Center
               Suite 350
               Bethesda, MD  20814
               Attention:  Malon Wilkus

or if to the Trust, in care of:

               Massachusetts Financial Services Company
               500 Boylston Street
               Boston, MA  02116
               Attention:  Karen C. Jordan

or if to State Street:

               State Street Bank and Trust Company
               225 Franklin Street
               Boston, Massachusetts 02110
               Attention:  [                             ]

or such other name or address as may be given in writing to the other party. Any notice shall be deemed to be given or received on the third day after deposit in the U.S. mails with the postage prepaid or when actually received, whichever is earlier.

       6. AMENDMENT. This Agreement may be amended, modified or supplemented only pursuant to a written document signed on behalf of both parties hereto.

       7. ADDITIONAL SERIES. Unless written notice is given by the Trust to ACS to the contrary, this Agreement shall apply to any future series of the Trust.

       8. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the prior written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto, MFS and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.


       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above. The undersigned trustee of the Trust has executed this Agreement not individually but as trustee under the Trust's Declaration of Trust dated September 1, 1993, and the obligations of this Agreement are not binding upon any of the trustees or shareholders of the Trust individually but bind only the estate of the Trust.

                                      MFS UNION STANDARD TRUST



                                      By:
                                          ---------------------------------
                                                   [Illegible]


                                      AMERICAN CAPITAL STRATEGIES, LTD.



                                      By: MALON WILKUS
                                          ----------------------------------
                                                    Malon Wilkus
                                                    President

                                 EXHIBIT A


Chapter 2 - "Model Guidelines for Delegated Proxy Voting Responsibility" and Chapter 3 - "ERISA Fiduciary Duty and Proxy Voting Guidelines: An Overview," from PENSIONS IN CHANGING CAPITAL MARKETS, AFL-CIO Employee Benefits Department. (February 1993)